Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-156707 on Form F-10 and Registration Statement No. 333-149580 on Form S-8 and to the use of our reports dated March 4, 2009 relating to the consolidated financial statements of Pan American Silver Corp. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences) and the effectiveness of Pan American Silver Corp.'s internal control over financial reporting appearing in this Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Vancouver, British Columbia, Canada
March 30, 2009